EXHIBIT 99.2

X4 Pharmaceuticals Prices $65.0 Million Public Offering

BOSTON, Dec. 07, 2022 (GLOBAL NEWS WIRE) – X4 Pharmaceuticals, Inc. (Nasdaq: XFOR), a leader in the discovery and development of novel small-molecule therapeutics to benefit people with diseases of the immune system, announced today the pricing of its previously announced underwritten public offering of 52,300,000 shares of its common stock and, in lieu of common stock, pre-funded warrants to purchase 6,800,000 shares of its common stock, and accompanying Class C warrants to purchase 29,550,000 shares of its common stock at an exercise price of $1.50 per share of common stock (or, for investors who so choose, pre-funded warrants to purchase shares of its common stock) at a price to the public of $1.10 per share and accompanying Class C warrant (or $1.099 per pre-funded warrant and accompanying Class C warrant). X4 has also granted the underwriters a 30-day option to purchase up to an additional 8,865,000 shares of its common stock and/or Class C warrants to purchase up to an additional 4,432,500 shares of its common stock at the public offering price, less underwriting discounts and commissions. X4’s gross proceeds from this offering are expected to be approximately $65.0 million (or approximately $74.8 million if the underwriters exercise their option in full), before deducting underwriting discounts and estimated offering expenses and any proceeds from the exercise of the warrants to be issued in the offering. All of the securities in the offering are being sold by X4. The offering is expected to close on or about December 9, 2022, subject to customary closing conditions.

Piper Sandler, Stifel and Cantor are acting as joint book-running managers for the offering. H.C. Wainwright & Co. and Brookline Capital Markets (a division of Arcadia Securities, LLC) are acting as financial advisors for the offering.

The offering is being made only by means of a written prospectus and related prospectus supplement forming part of a shelf registration statement on Form S-3 that was originally filed with the Securities and Exchange Commission (SEC) on October 19, 2020 and declared effective by the SEC on October 26, 2020. The preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC on December 7, 2022. The final prospectus supplement and accompanying prospectus will be filed with the SEC and will be available at the SEC’s website located at www.sec.gov, copies of which may be obtained, when available, from: Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, Attention: Prospectus Department, by telephone at (800) 747-3924 or by email at prospectus@psc.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by telephone at 415-364-2720 or by email at syndprospectus@stifel.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 4th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About X4 Pharmaceuticals
X4 Pharmaceuticals is a late-stage clinical biopharmaceutical company leading the discovery and development of novel therapies for people with diseases of the immune system. Our lead clinical candidate is mavorixafor, a small molecule antagonist of chemokine receptor CXCR4 that is being developed as an oral, once-daily therapy. Due to mavorixafor’s ability to antagonize CXCR4 and improve the mobilization of white blood cells, we believe that mavorixafor has the potential to provide therapeutic benefit across a variety of immune system diseases, including a range of chronic neutropenic disorders, including WHIM syndrome, a rare, primary immunodeficiency. We continue to leverage our insights into CXCR4 and immune system biology at our corporate headquarters in Boston, Massachusetts and at our research center of excellence in Vienna, Austria.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements regarding the terms and completion of the proposed public offering and our beliefs regarding the therapeutic benefits of mavorixafor. These statements are subject to various risks and uncertainties, actual results could differ materially from those projected and X4 cautions investors not to place undue reliance on the forward-looking statements in this press release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions; satisfaction of customary closing conditions related to the public offering; uncertainties inherent in the initiation and completion of clinical trials and clinical development; the risk that trials and studies may not have satisfactory outcomes; the risk that the outcomes of preclinical studies or earlier clinical trials will not be predictive of later clinical trial results; the risk that initial or interim results from a clinical trial may not be predictive of the final results of the trial or the results of future trials; the potential adverse effects arising from the testing or use of mavorixafor or other product candidates; the risk that the FDA may not support and accept a regulatory submission for mavorixafor; and the risk that X4’s interactions with the FDA may not have satisfactory outcomes; and risks related to X4’s ability to raise additional capital. There can be no assurance that X4 will be able to complete the public offering on the anticipated terms and on the anticipated closing date, or at all. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, the risks and uncertainties described in the section entitled “Risk Factors” in X4’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission (SEC) on November 3, 2022, and in other filings X4 makes with the SEC from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances, except as required by law.

Investors and Media:

Daniel Ferry (Investors)
Managing Director, LifeSci Advisors
daniel@lifesciadvisors.com
(617) 430-7576

Cherilyn Cecchini, M.D. (Media)
LifeSci Communications
ccecchini@lifescicomms.com